                                                               Exhibit 99(a)(7)

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JANUARY 25,1999 AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY GOLDMAN, SACHS & CO., THE DEALER MANAGERS OF THE OFFER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                        ABT Building Products Corporation
                                       by
                            Striper Acquisition, Inc.
                            A Wholly-Owned Subsidiary
                                       of
                          Louisiana-Pacific Corporation
                                       at
                              $15.00 Net Per Share

     Striper Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Louisiana-Pacific Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of ABT Building Products Corporation, a Delaware corporation (the "Company"), at $15.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 25, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, FEBRUARY 23, 1999, UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY WHICH (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM SHARE CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 19, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share (excluding Shares owned by the Company or any subsidiary of the Company or by Parent or any subsidiary of Parent and any Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     Concurrently with the execution and delivery of the Merger Agreement, Parent, the Purchaser and certain stockholders of the Company (the "Principal Stockholders") entered into a Stockholder Agreement (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, the Principal Stockholders, who collectively own 4,952,564 Shares, or approximately 46.4% of the shares outstanding as of January 14, 1999 (and one of whom holds options to purchase an additional 710,000 Shares from the Company), agreed, among other things, to tender all of such outstanding Shares pursuant to the Offer, and granted the Purchaser an option to purchase all of such outstanding Shares upon the occurrence of certain events. The foregoing agreement to tender and grant of an option also apply to any Shares acquired by any of the Principal Stockholders during the term of the Stockholder Agreement, including any Shares acquired upon the exercise of stock options. The Stockholder Agreement is more fully described in Section 12 of the Offer to Purchase.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of such Shares for payment. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary (as defined in the Offer to Purchase) of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. Under the DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of a majority of the outstanding Shares, including Shares held by the Purchaser and its affiliates. If the Minimum Share Condition is satisfied and the Purchaser purchases Shares pursuant to the Offer, the Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of
Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. SIMILARLY, NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO STOCKHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, February 23, 1999, unless and until the Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after March 25, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

    Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers, Call Collect: (212) 425-1685
                    All Others Call Toll Free: (800) 290-6429


                     The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.
                                 85 Broad Street
                            New York, New York 10004
                                 (800) 323-5678


January 25, 1999